Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated May 15, 2014

$[—] Autocallable Contingent Coupon Notes Due May 26, 2017 Linked to the Common Stock of General Motors Company Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	May 23, 2014

Issue Date:	May 29, 2014

Final Valuation Date:*	May 23, 2017

Maturity Date:*	May 26, 2017

Reference Asset:	The common stock of General Motors Company (Bloomberg ticker symbol GM UN <Equity>”).

Automatic Call:	The Notes will be called if the Closing Price of the Reference Asset on any Observation Date, beginning with the Observation Date scheduled to occur on August 23, 2014, is at or above the Initial Price. If the Notes are called, Barclays Bank PLC will pay on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus the Contingent Coupon otherwise due on the related Coupon Payment Date (as described below under “Contingent Coupon”). No further amounts will be owed to you under the Notes after the Call Settlement Date.

Observation Dates:*	August 25, 2014, November 24, 2014, February 23, 2015, May 26, 2015, August 24, 2015, November 23, 2015, February 23, 2016, May 23, 2016, August 23, 2016, November 23, 2016, February 23, 2017 and the Final Valuation Date.

Contingent Coupon:

If the Closing Price of the Reference Asset is equal to or greater than the Coupon Barrier Price on any Observation Date, Barclays Bank PLC will pay you the Contingent Coupon applicable to such Observation Date on the related Coupon Payment Date.

If the Closing Price of the Reference Asset is less than the Coupon Barrier Price on any Observation Date, the Contingent Coupon applicable to such Observation Date will not accrue or be payable and Barclays Bank PLC will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon, if any, that is payable will be calculated based on the Contingent Coupon Rate (as described below).

Coupon Payment Dates:*	Three (3) business days following the applicable Observation Date; provided however, the final Coupon Payment Date will be the Maturity Date.

Contingent Coupon Rate:

2.125% of the principal amount per Note (approximately 8.50% per annum).

If the Closing Price of the Reference Asset on any Observation Date is less than the Coupon Barrier Price, you will not receive a Contingent Coupon on the related Coupon Payment Date. If the Closing Price of the Reference Asset is less than its Coupon Barrier Price on all Observation Dates, you will not receive any Contingent Coupon payments over the term of the Notes.

Physical Settlement at the Option of the Issuer:	If your Notes are not automatically called pursuant to the “Automatic Call” provisions described above AND the Final Price is less than the Knock-In Barrier Price AND we have elected to exercise our physical settlement option, you will receive on the Maturity Date an amount of shares of the Reference Asset equal to the Physical Delivery Amount (and, if applicable, a cash payment in respect of the Fractional Share Amount) as described below under “Payment at Maturity”.

Payment at Maturity:

If your Notes are not automatically called pursuant to the “Automatic Call” provisions described above, you will receive (subject to our credit risk) on the Maturity Date, in addition to any Contingent Coupon that may be due on such date, a payment determined as follows:

•     If the Final Price is greater than or equal to the Knock-In Barrier Price, you will receive a cash payment of $1,000 per $1,000 principal amount Note

•     If (i) the Final Price is less than the Knock-In Barrier Price AND (ii) we have not elected to exercise our physical settlement option, you will receive an amount in cash calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

•     If (i) the Final Price is less than the Knock-In Barrier Price AND (ii) we have elected to exercise our physical settlement option, you will receive (a) an amount of shares of the Reference Asset equal to the Physical Delivery Amount and (b) a cash payment equal to the Fractional Share Amount times the Final Price.

If the Notes are not automatically called and if the Final Price is less than the Knock-In Barrier Price, your Notes will be fully exposed to the negative performance of the Reference Asset from the Initial Price to the Final Price and you will lose some or all of the principal amount of your Notes. If the Final Price is less than the Knock-In Barrier Price and we have exercised our physical settlement option, the market value of the shares of the Reference Asset that you receive is expected to be substantially less than the value of your original investment.

Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public(1)(2)	Agent’s Commission(3)	Proceeds to Barclays Bank PLC(3)
Per Note	$1,000	100%	2.25%	97.75%
Total	$[—]	$[—]	$[—]	$[—]

(1)	Because dealers who purchase the Notes fore sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $977.50 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.
(2)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $940.00 and $961.70 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.
(3)	Barclays Capital Inc., our affiliate, will receive commissions from the Issuer of up to 2.25% of the principal amount of the Notes, or up to $22.50 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to unaffiliated dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers. Dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions or fees or commissions, as described above. In such circumstances, Barclays Capital Inc. will also forgo some or all commissions paid to it by the Issuer.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-10 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Call Settlement Dates:*	Three business days following the applicable Observation Date; provided however, if the Notes are called on the Final Valuation Date, the related Call Settlement Date will be the Maturity Date.

Coupon Barrier Price:	$ , which is equal to 75.00% of the Initial Price, rounded to the nearest cent.

Knock-In Barrier Price:	$ , which is equal to 75.00% of the Initial Price, rounded to the nearest cent.

Physical Delivery Amount:****	[—], which is a number of shares of the Reference Asset equal to $1,000 divided by the Initial Price, rounded down to the nearest whole number.

Fractional Share Amount:****	[—], which is equal to the number of fractional shares of the Reference Asset resulting from dividing $1,000 by the Initial Price.

Initial Price:	[—], the Closing Price of the Reference Asset on the Initial Valuation Date.

Final Price:	The Closing Price of the Reference Asset on the Final Valuation Date.

Reference Asset Return:	The performance of the Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

Closing Price:

With respect to the Reference Asset on a valuation date, the official closing price per share of the Reference Asset as displayed on Bloomberg Professional® service page “GM UN <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing price per share of the Reference Asset will be based on the alternate calculation as described in “Reference Assets—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741JS42 / US06741JS428

*	Subject to postponement in the event of a Market Disruption Event as described under “Selected Purchase Considerations—Market Disruption Events and Adjustments” in this preliminary pricing supplement.

PPS-2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS-3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-10 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-4

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES

The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Asset relative to its Initial Price. We cannot predict the Closing Price of the Reference Asset on any day during the term of the Notes, including on the Observation Dates. You should not take these examples as an indication or assurance of the expected performance of the Reference Asset.

The numbers appearing in the examples below have been rounded for ease of analysis. These examples do not take into account any tax consequences from investing in the Notes. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $1,000 principal amount Note to the $1,000 issue price. The following examples illustrate amounts payable on a hypothetical offering of the Notes under various scenarios, based on the following assumptions:

•	Principal Amount per Note: $1,000

•	Number of Observation Dates: 12

•	Contingent Coupon: $21.25, which is equal to 2.125% (8.50% per annum) of the principal amount per Note

•	Hypothetical Initial Price: $35.15

•	Hypothetical Coupon Barrier Price: $26.36, which is 75.00% of the hypothetical Initial Price set forth above

•	Knock-In Barrier Price: $26.36, which is 75.00% of the hypothetical Initial Price set forth above

•	Physical Deliver Amount: 28 shares, which is equal to $1,000 divided by the assumed Initial Price set forth above, rounded down to the nearest whole share)

•	Fractional Share Amount: 0.44950 (which is the amount of fractional shares resulting from dividing $1,000 by the assumed Initial Price set forth above). In lieu of any fractional share amount that you would otherwise receive in respect of any Note, at maturity investors will receive an amount in cash equal to the value of such fractional share based on the Final Price.

Example 1—Notes are Called on the First Observation Date

Date	Closing Price	Payment (per Note)**
First Observation Date	$35.85

Because the Closing Price of the Reference Asset is equal to or greater than its Initial Price, the Notes are called on the related Call Settlement Date.

Furthermore, because the Closing Price of the Reference Asset is greater than the Coupon Barrier Price, on the Call Settlement Date, the investor receives $1,000 per $1,000 principal amount Note, plus the Contingent Coupon of $21.25 per Note.

Total Payments (per $1,000 Note):		$1,021.25, representing a 2.125% total return on investment of the Notes

**	Because the Notes are called in respect of the First Observation Date, the Notes will cease to be outstanding after the related Call Settlement Date, and the investor will not receive any further payments on the Notes.

Example 2—Notes are Called on the Fifth Observation Date

Date	Closing Price	Payment (per Note)**
First Observation Date	$33.39

Because the Closing Price of the Reference Asset is less than the Initial Price, the Notes are not called.

Because the Closing Price of the Reference Asset is greater than the Coupon Barrier Price, the investor receives a Contingent Coupon of $21.25 per $1,000 principal amount Note on the related Coupon Payment Date.

Second Observation Date	$24.61

Because the Closing Price of the Reference Asset is less than the Initial Price, the Notes are not called.

Because the Closing Price of the Reference Asset is less than the Coupon Barrier Price, the investor does not receive a Contingent Coupon on the related Coupon Payment.

Third Observation Date	$22.85

Because the Closing Price of the Reference Asset is less than the Initial Price, the Notes are not called.

Because the Closing Price of the Reference Asset is less than the Coupon Barrier Price, the investor does not receive a Contingent Coupon on the related Coupon Payment.

Fourth Observation Date:	$28.12

Because the Closing Price of the Reference Asset is less than the Initial Price, the Notes are not called.

Because the Closing Price of the Reference Asset is greater than the Coupon Barrier Price, the investor receives a Contingent Coupon of $21.25 per $1,000 principal amount Note on the related Coupon Payment Date.

Fifth Observation Date:	$36.91

Because the Closing Price of the Reference Asset is equal to or greater than its Initial Price, the Notes are called on the related Call Settlement Date.

On the Call Settlement Date, the investor receives $1,000 per $1,000 principal amount Note, plus the Contingent Coupon of $21.25 per Note

Total Payments (per $1,000 Note):		$1,063.75, representing a 6.375% total return on investment of the Notes

**	Because the Closing Price of the Reference Asset is greater than the Coupon Barrier Price on the first, fourth and fifth Observation Dates, the investor receives a Contingent Coupon payment on the related Coupon Payment Dates. Because the Closing Price of the Reference Asset is less than the Coupon Barrier Price on the second and third Observation Dates, the investor does NOT receive a Contingent Coupon on the related Coupon Payment Dates.

PPS-5

Because the Notes are called in respect of the fifth Observation Date, the Notes will cease to be outstanding after the related Call Settlement Date, and the investor will not receive any further payments on the Notes.

Example 3—Notes are NOT Called and the Final Price is greater than the Knock-In Barrier Price.

Date	Closing Price	Payment (per Note)**
First Observation Date	$28.12	$21.25 per $1,000 principal amount Note
Second Observation Date	$17.22	$0.00 per $1,000 principal amount Note
Third Observation Date	$15.82	$0.00 per $1,000 principal amount Note
Fourth Observation Date	$29.88	$21.25 per $1,000 principal amount Note
Fifth Observation Date	$31.64	$21.25 per $1,000 principal amount Note
Sixth Observation Date	$12.30	$0.00 per $1,000 principal amount Note
Seventh Observation Date	$15.82	$0.00 per $1,000 principal amount Note
Eighth Observation Date	$27.36	$21.25 per $1,000 principal amount Note
Ninth Observation Date	$29.00	$21.25 per $1,000 principal amount Note
Tenth Observation Date	$10.55	$0.00 per $1,000 principal amount Note
Eleventh Observation Date	$15.82	$0.00 per $1,000 principal amount Note
Twelfth Observation Date (the Final Valuation Date)	$28.12

Because the Closing Price of the Reference Asset is less than its Initial Price, the Notes are not automatically called.

Because, however, the Final Price is not less than the Knock-In Barrier Price, the investor receives $1,000 per $1,000 principal amount Note on the Maturity Date.. Because the Closing Price of the Reference Asset is greater than the Coupon Barrier Price, the investor receives a Contingent Coupon of $21.25 per $1,000 principal amount Note on the related Coupon Payment Date (which is the Maturity Date).

Accordingly, the investor receives a total payment of $1,021.25 per $1,000 principal amount Note on the Maturity Date.

Total Payments (per $1,000 Note):		$1,127.50, representing a 12.75% total return on investment of the Notes.

**	Because the closing price of the Reference Asset is less than the Initial Price on each Observation Date, the Notes are not automatically called. Because the Closing Price of the Reference Asset is greater than the Coupon Barrier Price on the first, fourth, fifth, eighth, ninth and twelfth Observation Dates, the investor receives a Contingent Coupon of $21.25 per $1,000 principal amount Note on the related Coupon Payment Dates. Because, however, the Closing Price of the Reference Asset is below the Coupon Barrier Price on each of the other Observation Dates, the investor does not receive a Contingent Coupon on the related Coupon Payment Dates.

Although the Notes are not automatically called, because the Final Price is greater than the Knock-In Barrier Price, the investor receives $1,000 per $1,000 principal amount Note on the Maturity Date, plus the Contingent Coupon payment that is due on such date by virtue of the Final Price being greater than the Coupon Barrier Price.

PPS-6

Example 4—Notes are NOT Called AND the Final Price is Below the Knock-In Barrier Price on the Final Valuation Date AND we do NOT exercise our option to physically settle the Notes.

Date	Closing Price	Payment (per Note)**
First Observation Date	$7.03	$0.00 per $1,000 principal amount Note
Second Observation Date	$11.60	$0.00 per $1,000 principal amount Note
Third Observation Date	$12.65	$0.00 per $1,000 principal amount Note
Fourth Observation Date	$8.79	$0.00 per $1,000 principal amount Note
Fifth Observation Date	$16.17	$0.00 per $1,000 principal amount Note
Sixth Observation Date	$12.30	$0.00 per $1,000 principal amount Note
Seventh Observation Date	$6.33	$0.00 per $1,000 principal amount Note
Eighth Observation Date	$7.73	$0.00 per $1,000 principal amount Note
Ninth Observation Date	$10.55	$0.00 per $1,000 principal amount Note
Tenth Observation Date	$16.87	$0.00 per $1,000 principal amount Note
Eleventh Observation Date	$14.76	$0.00 per $1,000 principal amount Note
Twelfth Observation Date (the Final Valuation Date)	$14.06

Because the Closing Price of the Reference Asset is less than the Initial Price, the Notes are not called.

Because the Closing Price of the Reference Asset is less than the Knock-In Barrier Price and we do not exercise our option to physically settle the Notes, the investor receives a cash payment at maturity per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × -60.00%] = $400.00

Total Payments (per $1,000 Note):		$400.00, representing a -60.00% total return on investment of the Notes.

**	Because the closing price of the Reference Asset is less than the Coupon Barrier Price (and, accordingly, less than the Initial Price) on each Observation Date, no Contingent Coupon payments are made, and the Notes are not automatically called.

Because the Final Price of the Reference Asset is less than the Knock-In Barrier Price and we do not exercise our option to physically settle the Notes, the Notes are fully exposed to the negative performance of the Reference Asset from its Initial Price to its Final Price. Because the Reference Asset Return is equal to -60.00%, the investor receives a payment at maturity of $600.00 per $1,000.00 principal amount Note.

Example 4 demonstrates that if the Notes are not called prior to maturity, and if the Final Price is less than the Knock-In Barrier Price and we do not exercise our option to physically settle the Notes, the Notes will be fully exposed to the negative performance of the Reference Asset and an investor will lose some or all of the principal amount of their Notes. Example 4 further demonstrates that if the Closing Price of the Reference Asset is less than the Coupon Barrier Price on each Observation Date, the investor will not receive payment of any Contingent Coupons on any Coupon Payment Date.

PPS-7

Example 5—Notes are NOT Called AND the Final Price is below the Knock-In Barrier Price on the Final Valuation Date AND we exercise our option to physically settle the Notes.

Date	Closing Price	Payment (per Note)**
First Observation Date	$7.03	$0.00 per $1,000 principal amount Note
Second Observation Date	$11.60	$0.00 per $1,000 principal amount Note
Third Observation Date	$12.65	$0.00 per $1,000 principal amount Note
Fourth Observation Date	$8.79	$0.00 per $1,000 principal amount Note
Fifth Observation Date	$16.17	$0.00 per $1,000 principal amount Note
Sixth Observation Date	$12.30	$0.00 per $1,000 principal amount Note
Seventh Observation Date	$6.33	$0.00 per $1,000 principal amount Note
Eighth Observation Date	$7.73	$0.00 per $1,000 principal amount Note
Ninth Observation Date	$10.55	$0.00 per $1,000 principal amount Note
Tenth Observation Date	$16.87	$0.00 per $1,000 principal amount Note
Eleventh Observation Date	$14.76	$0.00 per $1,000 principal amount Note
Twelfth Observation Date (the Final Valuation Date)	$14.06

Because the Closing Price of the Reference Asset is less than the Initial Price, the Notes are not called.

Because the Closing Price of the Reference Asset is less than the Knock-In Barrier Price and we exercise our option to physically settle the Notes, the investor receives at maturity, for each $1,000 principal amount Note, 28 shares of the Reference Asset, plus a cash payment calculated as follows (equal to the Fractional Share Amount times the Final Price, rounded to the nearest cent):

Final Price × Fractional Share Amount = $6.32

$14.06 × 0.4495 = $6.32

Total Payments (per $1,000 Note):		28 shares of the Reference Asset plus a cash payment of $6.32

**	Because the closing price of the Reference Asset is less than the Coupon Barrier Price (and, accordingly, less than the Initial Price) on each Observation Date, no Contingent Coupon payments are made, and the Notes are not automatically called.

Because the Final Price of the Reference Asset is less than the Knock-In Barrier Price and we exercise our option to physically settle the notes, the investor receives at maturity, for each $1,000 principal amount Note, 28 shares of the Reference Asset, plus a cash payment of $6.32 (equal to the Fractional Share Amount times the Final Price, rounded to the nearest cent).

Example 5 demonstrates that if the Notes are not called prior to maturity, and if the Final Price is less than the Knock-In Barrier Price AND we exercise our option to physically settle the Notes, the investor will receive shares of the Reference Asset (equal to the Physical Delivery Amount) plus a cash payment equal to the Fractional Share Amount times the Final Price. The market value of the shares of the Reference Asset that you receive is expected to be substantially less than the value of your original investment. Example 5 further demonstrates that if the Closing Price of the Reference Asset is less than the Coupon Barrier Price on each Observation Date, the investor will not receive payment of any Contingent Coupons on any Coupon Payment Date.

PPS-8

SELECTED PURCHASE CONSIDERATIONS

•	Market Disruption Events and Adjustments—The Observation Dates, Maturity Date, Contingent Coupon payments, payment at maturity and the reference asset are subject to adjustment as described in the following sections of the prospectus supplement:

•	For a description of what constitutes a Market Disruption Event with respect to the Reference Asset as well as the consequences of that Market Disruption Event, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

•	For a description of further adjustments that may affect the reference asset, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”.

If an Observation Date (other than the Final Valuation Date) is postponed, the related Coupon Payment Date (or Call Settlement Date, as applicable) will be the third business day following such Observation Date, as postponed. If the Final Valuation Date is postponed, the Maturity Date will be postponed by the same number of business days from but excluding the originally scheduled Final Valuation Date to and including the originally scheduled Maturity Date. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a Market Disruption Event on such date.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Asset.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Contingent Coupons you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes (subject to the discussion below regarding the receipt of shares of the Reference Asset at maturity) in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes. Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent of the portion of the sale proceeds that relates to accrued Contingent Coupons that you have not yet included in ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. Moreover, in the event you receive shares of the Reference Asset upon the maturity of the Notes, such loss may be deferred (as described in the following paragraph).

If you receive shares of the Reference Asset upon the maturity of your Notes, it is not clear whether the receipt of shares of the Reference Asset should be treated as (i) a taxable settlement of the Notes followed by a purchase of the shares or (ii) a tax-free purchase of the shares pursuant to the original terms of the Notes. Accordingly, you should consult your tax advisor about the tax consequences to you of receiving shares of the Reference Asset upon the maturity of your Notes. If the receipt of the shares is treated as a taxable settlement of the Notes followed by a purchase of the shares, you should (i) recognize capital loss in an amount equal to the difference between the fair market value of the shares you receive at such time plus the Fractional Share Amount, if any, and your tax basis in the Notes, and (ii) take a basis in such shares in an amount equal to their fair market value at such time. If, alternatively, the receipt of shares of the Reference Asset upon the maturity of your Notes is treated as a tax-free purchase of the shares, (i) the receipt of shares of the Reference Asset upon maturity of your Notes should not give rise to the current recognition of loss at such time, (ii) you should take a carryover basis in such shares equal to the basis you had in your Notes (determined as described below, less the basis attributable to a fractional share, if any), and (iii) if you receive the Fractional Share Amount upon the stock settlement of such Notes, you should recognize short-term capital loss equal to the difference between the amount of cash you receive and your tax basis in the fractional share. In general, your tax basis in your Notes will be equal to the price you paid for the Notes. Your holding period in the shares you receive upon the maturity of your Notes will begin on the day after you receive such shares.

PPS-9

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law.

For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Contingent Coupons (if any) that are paid on the Notes. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Asset that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Contingent Coupons to be paid on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Coupons at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Coupons it pays to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has issued proposed regulations under Section 871(m) of the Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by non-U.S. holders. According to a notice issued by the Internal Revenue Service on March 4, 2014, the Internal Revenue Service intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized. Accordingly, we anticipate that non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Code.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

PPS-10

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”; and

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”.

In addition to the risks discussed under the headings above, you should consider the following:

•	Your Investment in the Notes May Result in a Significant Loss; No Principal Protection—The Notes do not guarantee any return of principal at maturity. If the Notes have not been automatically called prior to maturity and if the Final Price is less than the Knock-In Barrier Price, the amount of your principal that you receive at maturity will be fully exposed to the decline of the Reference Asset from the Initial Price to the Final Price on a 1 to 1 basis and you will receive for each Note that you hold at maturity a number of shares of the Reference Asset equal to the Physical Delivery Amount (or, at our option, the cash value of such shares). The value of those shares (or that cash) will be less than the stated principal amount of the Notes and may be zero.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	Potential Return Limited to the Contingent Coupon Payments, If Any—The return on the Note is limited to the Contingent Coupon payment(s), if any, that may be due during the term of the Notes. You will not participate in any appreciation in the value of the Reference Asset. Moreover, a Contingent Coupon will not be due on any Coupon Payment Date if the Closing Price of Reference Asset is below the Coupon Barrier Price on the relevant Observation Date. As such, it is possible that you will not receive any Contingent Coupon payments during the term of the Notes.

•	If the Notes are Not Automatically Called, the Determination of Whether the Final Price is less than the Knock-In Barrier Price is Not Based on the Price of the Reference Asset at any Time Other than the Closing Price on the Final Valuation Date—If the Notes are not automatically called, and if the Final Price is less than the Knock-In Barrier Price, your investment in the Notes will be fully exposed to the negative performance of the Reference Asset from the Initial Price to the Final Price. If the price of the Reference Asset drops precipitously on the Final Valuation Date such that the Closing Price on such day is less than the Knock-In Barrier Price, the payment that you receive at maturity on your Notes, if any, will be significantly less than it would have been had your payment at maturity been linked to the price of the Reference Asset at a time prior to such drop.

•	Potential Early Exit—As described on the cover page of this preliminary pricing supplement, the Notes will be automatically called if the Closing Price of the Reference Asset on any Observation Date, beginning with the Observation Date scheduled to occur on August 23, 2014, is equal to or greater than the Initial Price. As such, the term of the Notes may be as short as three (3) months.

If the Notes are automatically called prior to maturity, you may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No additional payments will be due after the Call Settlement Date.

•	Holding the Notes is not the Same as Owning Directly the Reference Asset; No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Reference Asset would have.

•	Single Equity Risk—The price of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the Reference Asset.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—Each of the hypothetical estimated value of your Notes provided in this preliminary pricing supplement and the estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—Each of the hypothetical estimated value of your Notes provided in this preliminary pricing supplement and the estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and expected development and other costs which we may incur in connection with the Notes.

PPS-11

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—Each of the hypothetical estimated value of your Notes provided in this preliminary pricing supplement and the estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—As described above, we and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so and may discontinue any such secondary market making at any time without notice. Barclays Capital Inc. or one or more of our other affiliates may at any time hold unsold inventory (as described on the cover page of this pricing supplement), which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•	Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

PPS-12

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the contingent coupons (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) increase the likelihood that you will be required to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any contingent coupons you receive on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the contingent coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate on the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-13

INFORMATION ABOUT THE REFERENCE ASSET

According to publicly available information, General Motors Company (the “Company”) designs, manufactures, and markets cars, crossovers, trucks, and automobile parts worldwide. The company markets its vehicles primarily under the Buick, Cadillac, Chevrolet, GMC, Opel, Holden, and Vauxhall brand names, as well as under the Alpheon, Jiefang, Baojun, and Wuling brand names. It also sells cars and trucks to dealers for consumer retail sales, as well as to fleet customers, including daily rental car companies, commercial fleet customers, leasing companies, and governments. In addition, the Company offers connected safety, security and mobility solutions, and information technology services. The Company, through its subsidiary, General Motors Financial Company, Inc. provides automotive financing services and lease products through GM dealerships in connection with the sale of used and new automobiles that target customers with sub-prime and prime credit bureau scores.

You are urged to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the Company can be located by reference to its SEC file number: 001-34960 or its CIK Code: 0001467858.

The summary information above regarding the Company comes from the Company’s SEC filings. You are urged to refer to the SEC filings made by the Company and to other publicly available information (such as the Company’s annual report) to obtain an understanding of the Company’s business and financial prospects. The summary information contained above is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of the Company’s SEC filings or of any other publicly available information regarding the Company.

Historical Performance of the Reference Asset

The following table sets forth the high and low intraday prices, as well as end-of-quarter Closing Prices, of the common stock General Motors Company during the periods indicated below. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
December 31, 2010*	$36.86	$33.25	$36.86
March 31, 2011	$38.98	$30.74	$31.03
June 30, 2011	$33.04	$28.56	$30.36
September 30, 2011	$31.80	$20.18	$20.18
December 30, 2011	$26.45	$19.05	$20.27
March 30, 2012	$27.34	$21.05	$25.65
June 29, 2012	$26.76	$19.66	$19.72
September 28, 2012	$24.80	$18.80	$22.75
December 31, 2012	$28.83	$23.09	$28.83
March 31, 2013	$30.60	$26.33	$27.82
June 30, 2013	$35.03	$27.52	$33.31
September 30, 2013	$37.58	$33.69	$35.97
December 31, 2013	$41.53	$34.16	$40.87
March 31, 2014	$40.95	$34.09	$34.42
May 7, 2014**	$35.44	$31.93	$35.15

*	For the period commencing November 18, 2010, the date on which the common stock of General Motors Company began trading on the New York Stock Exchange, and ending on December 31, 2010.
**	For the period commencing April 1, 2014 and ending on May 13, 2014.

PPS-14

The following graph sets forth the historical performance of the Reference Asset based on daily Closing Prices from November 18, 2010 through May 13, 2014. The Closing Price of one share of the Reference Asset on May 13, 2014 was $35.15.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-15